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                            CHROMATICS COLOR SCIENCES
                               INTERNATIONAL, INC.

Contact:   Darby S. Macfarlane
Telephone: 212-717-6544
Fax:       212-717-6675

                              FOR IMMEDIATE RELEASE
                               September 15, 1997

                CHROMATICS ANNOUNCES ANALYSIS OF EXISTING MARKET
                          FOR NEWBORN BILIRUBIN TESTING

Chromatics Color Sciences International, Inc. (NASDAQ: CCSI) today announced that it has completed its analysis of the existing market for bilirubin tests on newborn infants in the United States, and the approximate size of that market in the developed countries of Europe, South America and Canada combined, and Asia.

The World Health Organization has published the current annual birthrate of approximately 4,000,000 births in the United States, with approximately 10% of these births being premature infants. The Company estimates that individual bilirubin blood tests on newborn infants (heelsticks), which are not part of a general panel blood test, total approximately 15,000,000 tests performed annually in the United States, based on data made available by the World Health Organization, the American Academy of Pediatrics, independent market studies commissioned by the Company and business proposals from potential marketing partners.

The Company believes that published reimbursement amounts by third party insurance carriers for heelstick bilirubin blood tests, not part of a panel test, range between $22-$34 per test in the United States. Assuming a $22 fee, the Company estimates that approximately $330 million in spent annually on monitoring bilirubin infant jaundice in the United States.

Internationally, using the World Health Organization birth rates, independent market studies and research obtained from companies currently marketing neonatal medical devices in foreign countries, the Company estimates that the current European market for infant bilirubin tests is approximately the same size as the U.S.; South America and Canada combined represent approximately 25% of the U.S. market size and the Southern Chinese and entire Japanese markets combined represent approximately the same size of market as the United States.

Since recently receiving FDA marketing clearance in the U.S., the Company is currently undertaking the procedures to obtain required international regulatory clearances for its noninvasive bilirubin monitoring device and technology. The Company has also begun the

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process of establishing third party reimbursement for its noninvasive bilirubin testing which will be an important factor in its pricing structure in the United States.

Based on the Company's initial business discussions with International Medical Device Companies interested in global distribution rights for the Company's noninvasive bilirubin monitoring medical device for newborns, significant market penetration in the U.S. and International markets would require 3-4 years from the start of commercial distribution.

The Company also stated that it could not at this time disclose the pricing structure and business models currently being discussed with different potential distribution partners, including any increased market potential for noninvasive testing. In this regard, the Company has recently retained the services of two business advisors to assist in current discussions, analysis and execution of its long range marketing and distribution plan.

The Company is engaged in the business of color science and has developed technologies with potential medical applications involving the detection and monitoring of certain chromogenic diseases. These technologies also have other applications including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty aid and fashion industries. The Company's common stock and warrants are traded on NASDAQ under the symbols "CCSI" and "CCSIW" respectively.

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business which may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long range business plan for various applications for its technologies, the impact of competition, the obtaining of further regulatory clearances applicable to proposed new applications of the Company's technology, the maintenance of existing and any future regulatory clearances, the management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on form 10-KSB for the year ended December 31, 1996 and its quarterly report on Form 10-QSB for the period ended June 30, 1997.

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